Exhibit 35.2

Certification

Re: Assessment of compliance for services provided pursuant to the Series Supplement (the “Agreement”) dated February 15, 2007 made between Commonwealth Bank of Australia ABN 48 123 123 124, Homepath Pty Limited ABN 35 081 986 530, Securitisation Advisory Services Pty Limited ABN 88 064 133 946 (the “Manager”) and Perpetual Trustee Company Limited ABN 42 000 001 007.

The undersigned hereby certifies that:

1.	I, Craig Carland, am an authorised officer of the Manager.

2.

A review of the Manager’s activities during the period from February 27, 2007 (date of issuance of the Medallion 2007-1G Series Trust) through June 30, 2007 (the “Reporting Period”), and of its performance under the Agreement has been made under my supervision.

3.	To the best of my knowledge, based on such review, the Manager has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

Date:     19 September 2007

/s/ Craig Carland

Craig Carland

Company Director

Securitisation Advisory Services Pty Ltd